EXHIBIT 10.31

                          WORLDMARK MARKETING AGREEMENT

                 (Eagle Crest, Inc. and Running Y Resort, Inc.)

         THIS WORLDMARK MARKETING AGREEMENT ("Agreement") is made and entered into as of this 4th day of May, 2001, by and among TRENDWEST RESORTS, INC., an Oregon corporation ("Trendwest"), EAGLE CREST, INC., an Oregon corporation ("Eagle Crest"), and RUNNING Y RESORT, INC., an Oregon corporation ("Running Y"). Eagle Crest and Running Y are collectively referred to as "Licensees." Trendwest and Licensees may be collectively referred to as the "Parties" or individually as the "Party."

                                    RECITALS

         A. Trendwest is the developer of WorldMark, The Club ("WorldMark") and is engaged in the sale of WorldMark Vacation Club Credits to members of the public who, upon purchasing WorldMark vacation club credits, become members of WorldMark, giving them the ability to use the WorldMark vacation club credits to stay at WorldMark vacation club resort facilities.

         B. Eagle Crest is the developer of the Eagle Crest Resort near Redmond, Oregon, and Running Y is the developer of the Running Y Ranch Resort near Klamath Falls, Oregon.

         C. Eagle Crest and Running Y wish to obtain the exclusive right and license to sell WorldMark vacation club credits at their respective resorts. Trendwest is willing to grant such exclusive rights and licenses upon certain terms and conditions as contained in this Agreement.

         NOW, THEREFORE, in consideration of the recitals, mutual covenants, considerations and conditions contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

                                    AGREEMENT

         1. DEFINITIONS. In addition to any words or phrases defined elsewhere in this Agreement, the following words and phrases shall have the following definitions:

         1.1 Eagle Crest means Eagle Crest, Inc., an Oregon corporation, and its subsidiaries.

         1.2 Eagle Crest Resort means the Eagle Crest Resort located in Deschutes County, Oregon, near Redmond, Oregon.

         1.3 ECVC Agreement means a duly executed Eagle Crest Vacation Ownership Agreement.

         1.4 Licensees means Eagle Crest and Running Y.

         1.5 Licensing Fee means the fee referred to in Section 2.5 below.

         1.6 Market Value of WorldMark Credits means the retail price that Trendwest sells WorldMark Credits to new WorldMark Members (exclusive of the price offered for Upgrade Contracts) on the date for which accounting or other calculations requiring the Market Value of WorldMark Credits are made.

         1.7 Merger Agreement means that certain Merger and Acquisition Agreement dated May 4, 2001 among Licensees, Eagle Crest Vacation Club, Trendwest and WorldMark.

         1.8 Owner Referrals means referrals from WorldMark Members.

         1.9 Parties means Trendwest, Eagle Crest and Running Y.
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         1.10 Product Cost means that percentage of the average direct cost allocated by Trendwest for resort development for the three (3) month calendar quarter ending prior to the date for which accounting or other calculations requiring the Product Cost are made. Where specifically designated in this Agreement, Product Cost will include an allowance for developer dues and overhead.

         1.11 Running Y means Running Y Resort, Inc., an Oregon corporation.

         1.12 Running Y Ranch Resort means the Running Y Ranch Resort located in Klamath County, Oregon, near Klamath Falls, Oregon.

         1.13 Sellable WorldMark Credits means those WorldMark Credits allocated to Licensees under the Merger Agreement which shall be sold by Licensees under this Agreement without deduction for Product Cost as provided in Section 2.7 below.

         1.14 Trendwest means Trendwest Resorts, Inc., an Oregon corporation.

         1.15 Upgrade Contract means a WorldMark Contract or ECVC Agreement in which additional WorldMark Credits are sold to a WorldMark Member.

         1.16 WorldMark means WorldMark, The Club, a California nonprofit mutual benefit corporation.

         1.17 WorldMark Contract means a duly executed WorldMark Vacation Owner Agreement.

         1.18 WorldMark Credits means WorldMark vacation club credits in the WorldMark timeshare vacation club program.

         1.19 WorldMark Member means any person who has a signed WorldMark Contract. On or after the date the ECVC Real Properties are conveyed to WorldMark and approved for registration by the Washington State timeshare regulator, the term "WorldMark Member" shall also include ECVC Members.

         2. MARKETING AND SALES RIGHTS AND OBLIGATIONS.

         2.1 Marketing and Sales Rights. Upon execution of this Agreement by all Parties, Trendwest grants to Eagle Crest and Running Y the exclusive right and license to sell WorldMark Contracts at the Eagle Crest Resort and the Running Y Ranch Resort, respectively, subject to the terms and conditions provided in this Agreement. Trendwest shall not market or sell WorldMark Contracts at Eagle Crest Resort and Running Y Ranch Resort, but shall retain all other rights to market and sell WorldMark Contracts at all other locations. Licensees shall also have the exclusive right to all Owner Referrals as provided elsewhere in this Agreement.

         2.2 Marketing Prohibition. In selling WorldMark Contracts, Licensees are expressly prohibited from conducting any marketing activities using the names, logos, servicemarks or trademarks of Trendwest or WorldMark without Trendwest's prior written approval. Trendwest is expressly prohibited from conducting any marketing activities using the names, logos, servicemarks or trademarks of Licensees, Eagle Crest Resort or Running Y Ranch Resort without the respective Licensee's prior written approval. Notwithstanding said prohibition against Trendwest, it is understood and agreed that Trendwest may use the names, logos, servicemarks or trademarks of Licensees in its public disclosure documents (a.k.a. Public Reports, Public Offering Statements, etc.) and collateral sales materials; provided the primary intent of the usage is not to compete with Licensees within the State of Oregon.

         2.3 Independent Contractor. Licensees shall conduct all sales activities as independent contractors and shall use their own registered real estate brokers licensees.

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         2.4 Sales Costs. Licensees shall be responsible for all costs relating to selling WorldMark Contracts including, without limitation, sales costs, commissions, office expenses, escrow charges and taxes, but excluding those items described in Section 2.5.

         2.5 Licensing Fee. Licensees shall pay Trendwest a Licensing Fee in the amount of $350 for each new WorldMark Contract sold, regardless of payment terms. In consideration of the Licensing Fee Trendwest will provide the exchange membership enrollment fees for buyers, set the buyers up in Trendwest's and WorldMark's systems, and provide buyer take-home materials and all collateral materials. Trendwest may increase the Licensing Fee with sixty (60) days prior written notice and, if requested by Eagle Crest, documentation relating to increases in the cost of such services in order to support the increase in the Licensing Fee.

         2.6 Payment for Procuring New WorldMark Contracts. Trendwest will pay Licensees the amount set forth in Section 2.7 for each new WorldMark Contract that meets the following conditions:

         (a) Contract Executed and Delivered. A duly executed WorldMark Contract has been delivered to Trendwest; and

         (b) Full Downpayment Collected. A minimum ten percent (10%) downpayment has been collected; and

         (c) Rescission Period Lapsed. The applicable state and federal rescission periods have passed since both the WorldMark Contract and the receipt for the Oregon Public Report were signed; and

         (d) Check Cleared. The downpayment, if collected by bank check, has cleared the bank; and

         (e) Contract Terms and Conditions. The WorldMark Contract conforms to the WorldMark vacation club credit price, interest rate, due date, and other terms and conditions as determined by Trendwest from time to time.

         2.7 Payment Amount. For each WorldMark Contract sold by a Licensee and meeting the requirements above, the Licensee may retain the buyer's downpayment and Trendwest will pay Licensee the principal balance of the WorldMark Contract less (i) the Licensing Fee, and (ii) the Product Cost (including an allowance for developer dues and overhead). In the case of a cash sale or if the deferred balance is less than the Licensing Fee and Product Cost, Licensee shall pay to Trendwest that portion of the Licensing Fee and Product Cost not deducted by Trendwest. Payments will be paid as provided in Section 11 of this Agreement. Notwithstanding the foregoing, the Product Cost will not be deducted with respect to the sale of Sellable WorldMark Credits.

         3. UPGRADE CONTRACTS. The selling of all Upgrade Contracts, regardless of whether the upgrade is of a WorldMark Contract or an ECVC Agreement, shall be subject to the following terms and conditions:

         3.1 Management. The marketing and sales of Upgrade Contracts will be conducted exclusively by Trendwest.

         3.2 Payment Amount. Where an Upgrade Contract is sold to: (i) a WorldMark Member who purchased their WorldMark Contract through either of the Licensees pursuant to this Agreement or any prior arrangement between Trendwest and Licensees, or (ii) where the contract being upgraded is an ECVC Agreement, Trendwest will pay to the Licensee forty percent (40%) of the purchase price of the Upgrade Contract.

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         3.3 Commissions. Licensees shall be responsible for payment of any and all sales commissions due their sales staff who sold the underlying WorldMark Contract or ECVC Agreement that was upgraded. Trendwest shall be responsible for any commission payable to its sales staff.

         3.4 Contract Servicing. Upgrade Contracts will be serviced by
Trendwest.

         3.5 Upgrades of ECVC Agreements. ECVC Agreements will be upgraded and replaced through novation by having the ECVC Member sign a new WorldMark Contract, or a new WorldMark Contract and Upgrade Addendum, at the election of Trendwest, for the number of Vacation Credits represented by the underlying ECVC Agreement and the Upgrade Contract.

         3.6 Weekly Reports. Trendwest shall provide Licensees with weekly reports on the sales of Upgrade Contracts to which Section 3.2 will be applicable. Such reports shall include the names, owner numbers and number of additional credits purchased.

         4. WORLDMARK ESCROW PROCEDURES IN OREGON.

         4.1 Sales Involving Trendwest. The sale of a WorldMark Contract by Trendwest will be escrowed through Timeshare Escrow, Inc. or such other Oregon licensed escrow company as Trendwest directs.

         4.2 Sales Involving Licensees. The sale of a WorldMark Contract by Licensees will be escrowed through Resort Resources, Inc. or such other licensed Oregon escrow company as Licensees direct.

         5. CONTRACT SERVICING. Trendwest and Licensees hereby agree that Trendwest will manage and service all WorldMark Contracts sold by Licensees, all Upgrade Contracts, and all ECVC Agreements. It is understood and agreed that Trendwest may employ the services of Concord or another third party vendor to service the ECVC Agreements for such period as Trendwest deems appropriate.

         6. DEFAULTS; FORECLOSURE. A WorldMark Contract is deemed to be in default ("Defaulted Contract") (i) if the first payment is not collected as provided in the WorldMark Contract, or (ii) when either an installment payment or association dues to WorldMark are more than one hundred eighty (180) days delinquent.

         6.1 Right to Foreclose. Trendwest shall have the right to foreclose upon any Defaulted Contract.

         6.2 Rights and Obligations with Regard to Defaulted Contracts. (a) WorldMark Contracts. When a WorldMark Contract sold by a Licensee defaults, the Licensee shall pay Trendwest the remaining Principal Balance under the WorldMark Contract, including any Upgrade Contract, plus any delinquent association dues and other outstanding WorldMark charges, less the Product Cost (not including an allowance for developer dues and overhead).

         (b) Reacquired Vacation Credits. Trendwest will retain and resell all WorldMark Credits acquired through Defaulted Contracts.

         7. OWNER REFERRALS. Upon execution of this Agreement by all Parties, Licensees will have the exclusive right to solicit Owner Referrals with regard to (i) past Eagle Crest Vacation Club Members; (ii) past WorldMark Members who purchased their WorldMark Contract through Licensees; and (iii) future WorldMark Members who purchase their WorldMark Contract through Licensees. Licensees to comply with all applicable statutory and regulatory requirements concerning Owner Referrals including, without limitation, the Oregon Real Estate Marketing Organization ("REMO") act.

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         8. OWNER EDUCATION. Licensees shall provide owner education services to
WorldMark Members who purchase a WorldMark Contract from Licensees ("Owner Education").

         8.1 Training. Trendwest will train, at no cost, Licensees' personnel in Owner Education policies and procedures at mutually agreeable times and locations.

         8.2 Costs. Licensees shall pay for all costs incurred in providing Owner Education services.

         8.3 Referral to Trendwest Locations. If it is more convenient to the WorldMark Member, Licensees may refer a WorldMark Member to a Trendwest location for Owner Education at no cost to Licensees. Any Owner Referrals that are generated from the WorldMark Member will be forwarded to Licensees for Licensees' exclusive use.

         9. DAY USE. Licensees may offer day use resort passes for use at the Eagle Crest Resort and Running Y Ranch Resort ("Day Passes") to WorldMark Members who purchase from Licensees. As a condition to offering Day Passes, Licensees will disclose in writing to each WorldMark Member that the Day Pass:
(i) is not being offered by WorldMark; (ii) is not a WorldMark product or program; (iii) cannot be used at any other WorldMark resort; and (iv) may be terminated at any time without prior notice.

         10. TERMINATION. This Agreement, including the Exclusive Rights granted herein, may be terminated by Licensees or Trendwest with cause if the breach has not been cured within thirty (30) days following written notice specifying the alleged breach, or without cause upon two (2) years prior written notice to the other party. Upon termination, Trendwest to purchase from Eagle Crest all remaining Sellable WorldMark Credits based upon the following formula:

 The number of Sellable  x Product Cost  x   Market Value of WorldMark Credits
 WorldMark Credits

         11. PAYMENTS. Unless specifically provided for otherwise, all payments or amounts owing by one Party to another Party pursuant to this Agreement shall be settled within 15 days following the end of the calendar month in which the payment is due.

         12. INDEMNIFICATION.

         12.1 Indemnification by Licensees. Each Licensee covenants and agrees to defend, indemnify and hold harmless Trendwest and WorldMark, and their respective officers, directors, members, employees, agents, advisers, representatives, subsidiaries and affiliates (collectively, "Trendwest Indemnitees") from and against and to pay or reimburse Trendwest Indemnitees for, any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including out-of-pocket expenses and reasonable attorneys, consultants' and accountants' fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, "Losses"), resulting from or arising out of (i) sales and marketing activities conducted by such Licensee, (ii) timeshare or real estate brokerage activities conducted by such Licensee; or (iii) Licensees' breach of this Agreement.

                  12.2 Indemnification by Trendwest. Trendwest, on its own behalf and on behalf of WorldMark, covenants and agrees to defend, indemnify and hold harmless Licensees and their officers, directors, members, employees, agents, advisors, representatives, subsidiaries and affiliates (collectively, "Licensee Indemnitees") from and against and to pay or reimburse Licensee Indemnitees for any and all Losses resulting from or arising out of: (i) activities undertaken by Licensees in accordance with Trendwest's prior written approval, or in accordance with Trendwest's policies and procedures, or using Trendwest approved materials; or (ii) Trendwest's or WorldMark's breach of this Agreement.

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         12.3 Indemnification Procedures.

         (a) Notice of Claim. In the event a Party (the "Indemnified Party") becomes aware of any claim, proceeding or other matter (a "Claim") with respect to which another Party (the "Indemnifying Party") agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Said notice to specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known.

         (b) Failure to Give Notice. If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of a Claim in time to effectively contest the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

         13. CONTRACT FORM. Trendwest to review and approve, prior to use, any changes made by the Licensees to the WorldMark Contract or Upgrade Contract.

         14. SALES PRACTICES. Licensees shall conform to all, then applicable, laws, regulations, Trendwest sales practices and procedures, and industry ethical standards relating to sales practices. Licensees acknowledge and agree that failure to follow such sales practices could subject Trendwest to regulatory discipline or civil liability, and shall constitute a material breach of this Agreement.

         15. REPORTING OBLIGATIONS. Licensees to provide Trendwest with such sales and other reports, and at such frequencies and in such format, as Trendwest deems reasonably necessary to monitor the transactions contemplated under this Agreement.

         16. ASSIGNMENT OF LEASE FOLLOWING CESSATION OF SALES ACTIVITIES. The Parties anticipate that one or both of the Licensees will enter into one or more long-term leases (the "Lease") for one or more timeshare units at the Eagle Crest Resort and/or Running Y Ranch Resort for use as a sales model or sales office in connection with Licensees' WorldMark sales activities ("Sales Units"). In the event Licensees cease WorldMark sales activities for a continuous period of more than 180 days at either resort, Licensees will assign to Trendwest all of Licensee's prospective rights and obligations under any Lease related to the resort at which sales activities have ceased. In consideration for the assignment of the Lease, Trendwest shall pay Eagle Crest an amount as calculated hereinbelow. The Parties understand and agree that payment of the amount is not contingent upon the prior registration of the Sales Units.

  Number of WorldMark Credits that                            Market Value of
  Trendwest would assign to the Sales                         WorldMark
  Units were Trendwest to register       X   Product Cost X   Credits
  the Sales Units with the timeshare
  regulator for the State of Washington

         17. MISCELLANEOUS

         17.1 Good Faith. The Parties shall act diligently, timely and in good faith to accomplish the objectives set forth in this Agreement.

         17.2 Severability. If any provision of this Agreement, including any phrase, sentence, clause, article, section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering any other provision or provisions invalid, inoperative, or unenforceable to any extent whatsoever and which provisions shall continue in full force and effect and be construed as if this Agreement had been executed without the invalid or unenforceable portion.

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         17.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if: (i) on the date the notice is personally delivered or sent via telecopier; (ii) one day after being sent by first-class, registered or certified mail, return receipt requested, postage prepaid; or (iii) sent by next-day or overnight mail or delivery. All notices or other communications required under this Agreement shall be made to the following addresses, or to such other change of address made subsequent to the execution of this Agreement and delivered in accordance with this notice provision:

         (a)      If to Trendwest:          Trendwest Resorts, Inc.
                                                     Attn: Legal Department
                                                     9805 Willows Road
                                                     Redmond, WA  98052
                                                     Fax: 425-498-3059

         (b)      If to WorldMark:          WorldMark, The Club
                                                     Attn: Legal Department
                                                     9805 Willows Road
                                                     Redmond, WA 98052
                                                     Fax: 425-498-3059

         (c)      If to Eagle Crest:                 Eagle Crest, Inc.
                                                     Attn:  Jerol E. Andres
                                                     PO Box 1215 Redmond, OR
                                                     97756 Fax: 541-923-0881

         (d)      If to Running Y:          Running Y Resort, Inc.
                                                     Attn:  Jerol E. Andres
                                                     PO Box 1215 Redmond, OR
                                                     97756 Fax: 541-923-0881

         17.4 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

         17.5 Entire Agreement This Agreement, including any exhibits attached hereto, and relevant portions of the Merger Agreement (assuming such agreement is executed by the parties and the transaction contemplated therein has closed), constitutes the entire agreement between the Parties regarding the matters addressed in this Agreement, and supersedes all prior agreements or understandings, both written and oral, between the Parties with respect to the subject matter hereof.

         17.6 Governing Law. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the laws of the state of Oregon without giving effect to the conflict of laws rules thereof; except that any dispute involving real property shall be governed by the laws of the state where the real property is located.

         17.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

         17.8 Assignment. This Agreement shall not be assigned or otherwise transferred by any Party without the prior written consent of the other Parties; except that any Party may assign this Agreement to any of their respective subsidiaries or affiliates without the consent of the other Parties provided the assigning Party remains liable to perform its covenants and obligations hereunder.

         17.9 Dispute Resolution. It is the intent of the Parties that any unresolved dispute relating to, or arising out of this Agreement, will be

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settled by negotiation. In the event the Parties do not negotiate a settlement, the Parties agree to make a diligent and good faith effort to mediate their dispute for a minimum of four (4) hours before a mutually acceptable mediator, which shall be a condition precedent to submission for arbitration or other legal action. If the Parties cannot agree on a mediator, any Party may petition the American Arbitration Association to appoint a mediator. The cost of mediation shall be shared by the Parties involved. Notice of demand for mediation must be made within a reasonable period of time after the dispute or controversy has arisen, and shall be in writing.

         17.10 Attorneys' Fees. In the event legal action (other than mediation) is commenced by any Party to enforce or to declare the effect of any provision of this Agreement, the prevailing Party (as determined by the court or arbitrator) shall be entitled to reasonable attorneys fees and costs incurred at trial, on appeal, on petition for review, or in any related bankruptcy proceeding. A Party shall also be entitled to reasonable attorney's fees and costs incurred to enforce or collect a judgment or award.

         17.11 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

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         IN WITNESS WHEREOF, the Parties have executed this WorldMark Marketing
Agreement as of the dates set forth adjacent to their signatures below.

DATE:  May 4, 2001           TRENDWEST RESORTS, INC.



                             By: _____________________________________

                             Title:____________________________________



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DATE:  May 4, 2001           EAGLE CREST, INC.



                             By: _____________________________________

                             Title:____________________________________



DATE:  May 4, 2001           RUNNING Y RESORT, INC.



                             By: _____________________________________

                             Title:____________________________________












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